Exhibit 6.4

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT (the “Agreement”), with an effective date of    , 2023 (“Effective Date”), is entered into by and between Jukebox Co., a Delaware corporation (the “Service Provider”), and Double Platinum Management LLC, a Delaware limited liability company (the “Service Recipient” and, together with Service Provider, the “Parties” and each individually, a “Party”).

RECITALS

WHEREAS, Service Recipient desires to have Service Provider provide certain administrative services as described herein; and

WHEREAS, the Parties wish to define the terms and conditions of the relationship between the Parties.

NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter set forth and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following definitions shall apply to the terms set forth below wherever they appear:

Section 1.1 Administrative Services. “Administrative Services” means the services provided by Service Provider to Service Recipient as described in Article 2 (AUTHORIZATION; ADMINISTRATIVE SERVICES).

Section 1.2 Administrative Services Costs. “Administrative Services Costs” means the sum of Direct Costs and Indirect Costs.

Section 1.3 Affiliate. “Affiliate” of a Party means any entity controlled by, controlling, or under common control with such Party where “control” in any of the foregoing forms means ownership, either direct or indirect, of more than 50% of the equity interest entitled to vote for the election of directors or equivalent governing body. An entity shall be considered an Affiliate only so long as such entity continues to meet the foregoing definition.

Section 1.4 Direct Costs. “Direct Costs” means and includes all of Service Provider’s costs, determined under generally accepted accounting principles (“GAAP”), including wages, fringe benefits, employer taxes and contributions, office space, equipment, and materials that are specifically attributable to the Administrative Services provided by Service Provider under this Agreement, including allowances for the depreciation of assets used in the provision of Administrative Services, as reported in Service Provider’s local records of account, computed under GAAP, but shall not include financing expenses (which means interest income or expense, all exchange gains or losses, and other financial costs), taxes based on income, or extraordinary, unusual or other non-operating expenses (other than those incurred at the request of Service Recipient), including but not limited to material changes to workforce or operations.

Section 1.5 Fiscal Quarter Close Date. “Fiscal Quarter Close Date” shall refer to the three month periods ending on each of March 31, June 30, September 30, and December 31 or equivalent dates corresponding to the last day of the third, sixth, ninth and twelfth months of Service Provider’s Fiscal Year.

Administrative Services Agreement

Section 1.6    Fiscal Year. “Fiscal Year” means Service Recipient’s fiscal year.

Section 1.7    Indirect Costs. “Indirect Costs” means that portion of Service Provider’s general and administrative expenses that are specifically allocated to the Administrative Services under this Agreement under any reasonable method agreed to by the Parties.

Section 1.8    Representative(s). “Representative(s)” means and includes any and all employees, Service Providers, officers, directors, partners, consultants, independent contractors, licensees, successors, assigns and agents of a Party.

Section 1.9    Third Party. “Third Party” means and includes any individual, corporation, trust, estate, partnership, joint venture, company, association, league, governmental bureau or agency, or any other entity regardless of the type or nature, which is not a Party or an Affiliate of a Party.

ARTICLE 2

AUTHORIZATION; ADMINISTRATIVE SERVICES

Section 2.1    Appointment and Authorization. Service Recipient hereby appoints Service Provider as its Representative and authorizes Service Provider to take all actions necessary on the Service Recipient’s behalf in the conduct of the Administrative Services.

Section 2.2    Provision of Administrative Services. The Administrative Services to be covered in this Agreement shall include, but shall not be limited to, the services described on Exhibit A, as such Exhibit may be updated by agreement of the parties from time to time. Service Provider shall perform Administrative Services for the benefit of Service Recipient pursuant to the terms and conditions set forth herein. Service Provider shall determine the corporate facilities to be used in rendering the Administrative Services and the individuals who will render such Administrative Services.

Section 2.3    Progress Reports. Service Provider shall, upon request and based on its actual knowledge thereof, provide reasonably prompt notice to Service Recipient of the status and progress of Administrative Services being provided under this Agreement.

Section 2.4    Use of Intellectual Property. To the extent as may be required or appropriate to provide Administrative Services, Service Provider shall have a non-exclusive, royalty-free license to use Service Recipient’s intellectual property, subject to Service Recipient’s right to audit Service Provider’s use thereof from time to time. The royalty-free license is granted only for the purpose of allowing Service Provider to provide Administrative Services as defined in Section 2.2 (Provision of Administrative Services). Service Provider shall have no right to use the intellectual property for any other reason.

Section 2.5    General Conduct. Service Provider shall use best efforts to provide Administrative Services for Service Recipient. Service Provider agrees that it shall at all times adhere to the instructions, requests, and policies of Service Recipient regarding any activities relating to the performance of Administrative Services under this Agreement. Service Provider shall conduct its activities under this Agreement in a lawful manner and in accordance with the commercially reasonable standards of fair trade, fair competition and business ethics and shall cause all of its Representatives to do the same.

Administrative Services Agreement

Section 2.6    Personnel and Facilities. Service Provider shall occupy and maintain personnel and facilities adequate to provide Administrative Services and perform its other obligations under this Agreement.

ARTICLE 3

COMPENSATION

Section 3.1    Compensation of Service Provider. As compensation for the Administrative Services provided under the terms of this Agreement, Service Recipient shall pay Service Provider a fee (“Administrative Services Fee”) as detailed in Exhibit B. The Parties shall periodically review such Administrative Services Fee and adjust it as necessary to ensure that it continues to satisfy arm’s length principles.

Section 3.2    Quarterly Report and Invoice. Upon request, for each of Service Provider’s Fiscal Quarter Close Dates, Service Provider shall issue Service Recipient an invoice listing the Administrative Services Costs that Service Provider has incurred pursuant to this Agreement during such Fiscal Quarter (“Quarterly Invoice”), or more frequently as needed.

Section 3.4    Payment. Service Recipient shall pay the Administrative Services Fee payable under this Article 3 within a commercially reasonable amount of time of receipt of the Quarterly Invoice from Service Provider. Payment shall be made by Service Recipient in the form of a bank draft, wire transfer or other form of payment as may be determined by mutual agreement of the Parties. Unpaid fees shall bear arm’s length interest charged from the due date of such Administrative Services Fee until they are paid in full.

Section 3.5    Examination of Books and Records. Service Provider shall keep accurate books and records with respect to the Administrative Services Costs, and Service Recipient shall be permitted to inspect such books and records, to the extent allowable under local law, with respect to such Administrative Services Costs upon providing ten (10) days advance written notice.

Section 3.6    Purchased Materials and Third Party Costs. If Service Provider acquires materials to perform services on behalf of Service Recipient pursuant to this Agreement, such cost of materials shall be included as a Direct Cost. Cost of materials shall include Service Provider’s price less all discounts or rebates plus any value-added tax, goods and services tax, sales tax, or customs duty (for which Service Provider is unable to receive a credit or refund), and any shipping, insurance, or other charges paid to or arranged by Service Provider. If Service Provider engages a Third Party to perform services on behalf of Service Recipient, Service Recipient shall reimburse Service Provider at cost for the costs of hiring such Third Party. Any third-party costs incurred by the Service Provider or payments made by the Service Provider in connection with litigation or major transactions will be reimbursed by the Service Recipient as royalties are received pursuant to the Purchase Agreements. For this purpose, purchases shall be recognized on the date the liability is recognized under GAAP, without regard to the timing of the expense. As between the Parties, the payment terms specified in Section 3.4 (Payment) above shall apply irrespective of the payment terms or arrangements between Service Provider and the Third Party.

Administrative Services Agreement

Section 3.7    Netting as Payment. To the extent allowed under local law, netting of any amount payable under this Agreement as against existing accounts payable and accounts receivable shall be acceptable payment, effective as of the date of the netting on the books of Service Provider and Service Recipient.

Section 3.9    Transfer Pricing Adjustments. If the Administrative Services Fee is not deemed to be arm’s length by a relevant authority of either jurisdiction, including but not limited to auditors, tax authorities or the courts, and the Parties do not challenge the determination in good faith, Service Provider shall, within sixty (60) days following such determination, invoice, refund, or credit, as the case may be, Service Recipient for the amount of such variance, or the excess Administrative Services Fee shall be netted as provided in Section 3.7 (Netting as Payment).

Section 3.11    Taxes. Each Party hereto shall be responsible for any and all taxes levied as a result of the performance of each Party’s respective activities under this Agreement. For the avoidance of doubt, either Party may withhold from payments only such taxes as are required to be withheld under applicable law. If any tax is withheld by a Party (“Withholding Party”), such Withholding Party shall provide to the other Party (“Payee”) receipts or other evidence of such withholding and payment thereof to the appropriate tax authorities. The Withholding Party agrees not to withhold any taxes, or to withhold at a reduced rate, to the extent that the Payee is entitled to an exemption from, or reduction in the rate of, as appropriate, withholding under any applicable income tax treaty. If, after any remuneration is paid, it is determined by the appropriate taxing authorities that additional withholding taxes are due with respect to such withholding taxes, Payee shall directly pay such taxes or reimburse Withholding Party for any payment of such withholding taxes that Withholding Party makes.

ARTICLE 4

CONFIDENTIAL INFORMATION

Section 4.1    Definition of Confidential Information. The Parties acknowledge that, from time to time, one Party (“Discloser”) may disclose to the other Party (“Recipient”) information: (a) which is marked with “confidential” or a similar legend; or (b) which is described orally and designated as confidential; or (c) which would, under the circumstances, be understood by a reasonable person to be confidential (“Confidential Information”). Any unmarked or oral information between employees of the Parties discussing Confidential Information will be Confidential Information by default whether or not declared confidential and whether or not it is subsequently described in writing. Upon subsequent disclosure of previously disclosed Confidential Information to Recipient by Discloser, the information will remain Confidential Information even if not identified as confidential information at the subsequent disclosure.

Section 4.2    Confidentiality Obligations. Recipient shall retain Confidential Information in confidence, and shall not disclose it to any Third Party or use it for other than the purposes of this Agreement without the Discloser’s prior written consent. Recipient may disclose such Confidential

Administrative Services Agreement

Information to any Third Party, provided such Third Party has a need to know it for the purposes of this Agreement and is bound under confidentiality obligations at least as stringent as those of this Section 4.2 with respect to such Confidential Information. Each Party shall use at least the same procedures and degree of care with respect to such Confidential Information which it uses to protect its own confidential information of like importance, and in no event less than reasonable care. Recipient will immediately give written notice to Discloser of any unauthorized use or disclosure of Discloser’s Confidential Information, and Recipient will assist Discloser in remedying such unauthorized use or disclosure.

Section 4.3    Compelled Disclosure. In the event that Recipient or any of its Affiliates or Representatives is requested or required (by oral questions, interrogatories requests for information or documents in legal proceedings, subpoenas, civil investigative demands or other similar processes) to disclose any of Discloser’s Confidential Information, Recipient shall provide Discloser with prompt written notice of any such request or requirement sufficiently timely to allow Discloser adequate time to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

Section 4.4    Ownership of Materials. Each Recipient agrees that all Confidential Information received is and will remain the property of Discloser and shall not be copied or reproduced without the express permission of Discloser, except for such copies as may be reasonably necessary in order to accomplish the purpose of this Agreement. Upon written request of Discloser, Recipient shall immediately discontinue use of all Confidential Information of Discloser, and shall, at Discloser’s option, either destroy or return to Discloser all hard copies in its possession of such Confidential Information and any derivatives thereof (including all hard copies of any translation, modification, compilation, abridgement or other form in which the Confidential Information has been recast, transformed or adapted), and to delete all on-line electronic copies thereof; provided, however, that Recipient may retain one (1) archival copy of the Confidential Information, which shall be used only in case of a dispute concerning this Agreement. Notwithstanding the foregoing, neither Party shall be required to destroy or alter any computer-based back-up files generated in the normal course of its business, provided that such files are maintained confidential in accordance with the terms of this Agreement.

Section 4.5    Exceptions to Confidentiality Obligations. Confidential Information will not include information to the extent that such information:

(a)    was generally available to the public at the time of its disclosure to Recipient hereunder;

(b)    became generally available to the public after its disclosure to Recipient hereunder other than through an act or omission of Recipient in breach of this Agreement; or

(c)    was subsequently lawfully and independently disclosed to Recipient without restriction by a person, other than Discloser, with the right to do so.

In the event that Recipient intends to disclose to a Third Party any of Discloser’s Confidential Information under the exceptions (a), (b) or (c) above, Recipient must first obtain Discloser’s written permission to do so, which approval will be at Discloser’s sole discretion.

Section 4.6    Equitable Remedies. Since unauthorized use or disclosure of Discloser’s Confidential Information will diminish the value to Discloser of its proprietary interests in the Confidential Information, if Recipient breaches any of its obligations under this Article 4, Discloser shall be entitled to equitable relief to protect its interests therein, including, but not limited to, injunctive relief, as well as money damages.

Administrative Services Agreement

Section 4.7    Confidentiality Obligations Survival. With respect to each item of Confidential Information, transferred under this Agreement, the provisions of this Article 4 shall remain in effect until such time as Recipient can demonstrate, using only legally admissible evidence, that such item of Confidential Information is publicly known or was made generally available through no action or inaction of Recipient.

ARTICLE 5

INDEMNIFICATION AND LIABILITY LIMITATIONS

Section 5.1    General Indemnity. Service Recipient shall hold Service Provider harmless and shall defend and indemnify Service Provider from and against any loss, cost or expense, including reasonable attorney fees, with respect to any Third Party claim arising out of any act or omission of Service Provider in connection with the authorized performance of its duties under this Agreement. Notwithstanding the foregoing, Service Recipient shall have no obligation to indemnify Service Provider to the extent the Third Party claim arises from the gross negligence, bad faith or willful misconduct of Service Provider.

Section 5.2    Limitation on Damages. IN NO EVENT WILL EITHER PARTY’S LIABILITY IN CONNECTION WITH THIS AGREEMENT EXCEED AMOUNTS PAID OR DUE UNDER THIS AGREEMENT. IN NO EVENT WILL SERVICE RECIPIENT HAVE ANY LIABILITY TO SERVICE PROVIDER FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS, LOSS OF DATA OR LOSS OF USE, EVEN IF SERVICE RECIPIENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 5.3    No Warranty. The Administrative Services are provided “as is”. Neither Party makes any express or implied representations, warranties or guarantees relating to the Administrative Services to be performed under this Agreement and expressly disclaims all such representations, warranties, and guarantees, including, without limitation, any implied warranties of merchantability, non-infringement, and fitness for a particular purpose.

ARTICLE 6

TERM AND TERMINATION

Section 6.1    Term. This Agreement shall enter into effect on the Effective Date and shall remain in full force and effect until terminated by a written agreement between the Parties, unless terminated in accordance with this Article 6.

Section 6.2    Termination for Convenience. This Agreement may be terminated by either Party for any reason or no reason by giving the other Party sixty (60) days’ prior written notice of such termination.

Section 6.3    Termination for Cause. This Agreement may be terminated by any Party with respect to the other Party (“Breaching Party”), if the Breaching Party is in material breach of this Agreement and fails to cure such breach within thirty (30) days following receipt of notice of such breach.

Section 6.4    Rights and Obligations Upon Termination. Upon termination of this Agreement for any reason whatsoever, Service Provider shall immediately cease all activities related to the provision of Service Provider Services as provided under this Agreement, and, within thirty (30) days of termination, at the option of Service Recipient, comply with the provisions of Section 4.4 (Ownership of Materials).

Administrative Services Agreement

Section 6.5    Final Payment. Upon any termination pursuant to Section 6.2 (Termination for Convenience) or Section 6.3 (Termination for Cause), or any transfer pricing adjustment pursuant to Section 3.9 (Transfer Pricing Adjustments), the date of termination or adjustment, as the case may be, shall be treated as the final Fiscal Quarter Close Date. Service Provider shall prepare a final Quarterly Report to serve as the final Quarterly Invoice. Service Recipient shall pay the final Quarterly Invoice within sixty (60) days thereafter in accordance with Section 3.4 (Payment).

Section 6.6    Waiver of Termination Compensation. Upon termination of this Agreement, Service Recipient shall not be liable for, and Service Provider hereby waives, all rights to compensation and all claims of any kind whether on account of the loss by Service Provider of present or prospective profits, anticipated orders, expenditures, investments or commitments made in connection with this Agreement, goodwill created, or on account of any other cause whatsoever.

Section 6.7    Survival. In the event of the termination of this Agreement for any reason whatsoever, Article 1 (DEFINITIONS), Article 3 (COMPENSATION), Article 4 (CONFIDENTIAL INFORMATION), Article 5 (INDEMNIFICATION AND LIABILITY LIMITATIONS), Article 7 (ENFORCEMENT OF AGREEMENT), Article 8 (GENERAL PROVISIONS), Section 6.4 (Rights and Obligations Upon Termination), Section 6.5 (Final Payment), Section 6.6 (Waiver of Termination Compensation), and this Section 6.7 of this Agreement shall survive for as long as necessary to effectuate their purposes and shall bind the Parties, their Affiliates, and their Representatives.

ARTICLE 7

ENFORCEMENT OF AGREEMENT

Section 7.1    Governing Law and Jurisdiction. Any questions, claims, disputes or litigation concerning or arising from the Agreement shall be governed by the laws of the State of Delaware, United States, without giving effect to the conflict of laws principles of that state, or any nation state. Each of the Parties agrees to submit to the exclusive jurisdiction of the courts in the State of Tennessee and the United States federal courts sitting in State of Delaware for any matter arising out of or relating to this Agreement.

Section 7.2    Litigation. A Party may not bring a lawsuit or other action upon a cause of action under this Agreement more than one (1) year after the occurrence of the event giving rise to the cause of action.

Section 7.3    Remedies Cumulative. A Party’s remedies under this Agreement are cumulative and shall not exclude any other remedy to which the Party may be entitled. Termination of this Agreement by a Party shall not adversely affect or impair such Party’s right to pursue any other remedy including, without limitation, the right to recover damages for all harm suffered as a result of the other Party’s breach or default.

Section 7.4    Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party. In such event, the Parties shall use good faith efforts to negotiate a substitute, valid, and enforceable provision or agreement that most nearly affects the Parties’ intent in entering into this Agreement.

Administrative Services Agreement

Section 7.5    Waiver. Any waiver of the provisions of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed and will not be deemed to be a waiver of such Party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action. Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the Parties.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1    Amendments and Supplements. This Agreement may be amended or supplemented by additional written agreements, sections or certificates, as may be mutually determined in writing by the Parties from time to time to be necessary, appropriate, or desirable to further the purpose hereof, to clarify the intention of the Parties or to add to or modify the covenants, terms or conditions hereof or thereof.

Section 8.2    Assignment. Neither Party may assign this Agreement, its rights or responsibilities hereunder without the prior written authorization of the other Party. Any assignment in derogation of the foregoing shall be void.

Section 8.3    Attorneys’ Fees. Subject to the limitation set forth in Section 5.2 (Limitation on Damages), the prevailing party shall be entitled to recover from the losing Party the prevailing Party’s attorneys’ fees and costs incurred in any lawsuit or other action with respect to any claim arising from the facts or obligations set forth in this Agreement.

Section 8.4    Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday or any public or legal holiday, whether local or national, the Party having such privilege or duty shall have until midnight local time on the next succeeding business day to exercise such privilege or to discharge such duty.

Section 8.5    Counterparts. This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which when so executed shall be an original, but all counterparts shall together constitute one and the same document.

Section 8.6    Disclosure in Compliance with Applicable Laws. Notwithstanding any other statement in this Agreement, either Party may disclose this Agreement and/or its terms and conditions to the extent that such disclosure is necessary to comply with federal and state securities and other applicable laws. Further, in the exercise of their respective rights and the performance of their respective obligations under this Agreement, each Party shall comply with all applicable laws, regulations, and orders of any government having jurisdiction over the Parties. Without limiting the generality of this Section 8.6, each Party shall obtain and shall maintain in full force and effect throughout the continuance of this Agreement all licenses, permits, authorizations, approvals, government filings, and registrations necessary or appropriate for the exercise of its rights and the performance of its obligations hereunder and shall provide copies of all such documents to the other Party at its request.

Section 8.7    Entire Agreement. This Agreement (including its Exhibits and any amendments) contains the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all previous communications, representations, understandings, and agreements, either oral or written, between the Parties with respect to the subject matter hereof.

Administrative Services Agreement

Section 8.8    Force Majeure. Neither Party will be liable to the other Party for failure or delay in the performance of any obligations under this Agreement for the time and to the extent such failure or delay is caused by reasons of acts of God or other cause beyond its reasonable control; provided however, that should a force majeure event continue to affect a Party for longer than one year, the other Party may terminate this Agreement effective upon written notice.

Section 8.9    Headings. The headings in this Agreement are for convenience only and will not be construed to affect the meaning of any provision of this Agreement. Any use of “including” shall also be deemed to mean “including without limitation”.

Section 8.10    Mutual Drafting. This Agreement is the joint product of the Parties hereto and their respective counsel, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such Parties and counsel, and shall not be construed for or against either Party hereto on the basis of authorship thereof.

Section 8.11    Notices. Any notice required or permitted to be given under this Agreement shall be given to the other Party by any means acceptable as agreed to by the Parties from time to time or by sending the notice to the above respective addresses.

Section 8.12    Sufficiency of Consideration. The Parties jointly and severally represent, warrant and covenant that each has received full and sufficient consideration for all assignments, licenses and other grants made, and obligations undertaken, in this Agreement.

[Signature Page to Follow]

Administrative Services Agreement

IN WITNESS WHEREOF, the Parties have caused this ADMINISTRATIVE SERVICES AGREEMENT to be executed by their duly authorized Representatives effective as of the Effective Date.

JUKEBOX CO.	DOUBLE PLATINUM MANAGEMENT LLC

By:	By:
Name:	Name:
Title:	Title:

Signature Page to Administrative Services Agreement

EXHIBIT A

ADMINISTRATIVE SERVICES

Assist the Service Recipient with its business and management operations, including relating to accounting, financial planning, regulatory compliance and filings and administrative regulatory services, and other related activities as necessary to assist Service Recipient in carrying out its business, or otherwise as reasonably requested by Service Recipient from time to time.

Administrative Services Agreement

EXHIBIT B

COMPENSATION

In exchange for the Service Provider’s Administrative Services, the Service Recipient shall pay to Service Provider a fixed fee in the amount of $5,000 each month. The Service Provider may, at its sole discretion, decide to defer or waive any fees or reimbursement. All or any portion of any deferred fees or reimbursement may be deferred without interest and paid when the Service Provider determines.

Administrative Services Agreement